UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): December 1, 2006

MTI Technology Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-23418 (Commission File Number)	95-3601802 (I.R.S. Employer Identification No.)
17595 Cartwright Road
Irvine, California 92614
(Address of Principal Executive Offices) (Zip Code)
(949) 251-1101
(Registrant’s Telephone Number,
Including Area Code)
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On December 1, 2006, MTI Technology Corporation (the “Company”) entered into a Severance and Release Agreement with Richard L. Ruskin, the Company’s former Executive Vice President, U.S. Sales and Marketing. The severance agreement addresses the terms and conditions of Mr. Ruskin’s termination, effective September 30, 2006.
     As severance, the Company will pay Mr. Ruskin $154,500, which is equal to six months of his annual base salary, bonus and auto allowance prior to his termination, in eleven equal installments pursuant to the Company’s regular payroll practices and less applicable taxes. Through April 1, 2007 the Company will pay his monthly premium for insurance coverage pursuant to COBRA if he elects such coverage. The parties also agreed that 50,000 of the 250,000 shares of MTI restricted stock that Mr. Ruskin was previously granted would vest and be released to him on June 21, 2007 and the remaining shares would be forfeited as of his termination date. On December 1, 2006 and in connection with the Severance and Release Agreement, the Company also entered into a Consulting Agreement with Mr. Ruskin pursuant to which he will be available to provide the Company with consulting services, at a rate of $125 per hour, through June 30, 2007. The Company is not obligated to purchase any consulting services from Mr. Ruskin. Mr. Ruskin is free to accept other employment during the severance period. Mr. Ruskin agreed to a general release of all claims he has or may have against the Company, and to customary restrictions on his use of the Company’s proprietary information following his termination.
     A copy of the Severance and Release Agreement (including the Consulting Agreement) that the Company entered into with Mr. Ruskin is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit No.	Description
10.1	Severance and Release Agreement, dated December 1, 2006, by and between MTI Technology Corporation and Richard L. Ruskin.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MTI TECHNOLOGY CORPORATION
Date: December 1, 2006	By:	/s/ Scott Poteracki
Scott Poteracki
Executive Vice President and Chief Financial Officer

Index to Exhibits

Exhibit No.	Description
10.1	Severance and Release Agreement, dated December 1, 2006, by and between MTI Technology Corporation and Richard L. Ruskin.